Exhibit 99.1

Schick Technologies Extends Strategic Distribution Agreement With Patterson Companies

LONG ISLAND CITY, N.Y., July 7, 2005 -- Schick Technologies, Inc. (“Schick”) (OTC BB: SCHK) today announced that it has entered into an amendment of its exclusive distribution agreement with Patterson Companies, Inc. (“Patterson”) (Nasdaq: PDCO). Since May 1, 2000, Patterson has been the exclusive distributor of Schick’s complete line of CDR® digital dental products in the U.S. and Canada and has played a key role in the promotion, sale, installation, service and support of Schick’s digital product line throughout North America.

The amendment extends the term of the Companies’ exclusive distribution agreement through December 31, 2007. It also requires that, to maintain its exclusivity, Patterson must meet certain performance criteria, including minimum purchase quotas, which are adjusted in the amendment to reflect current expectations.

Commenting on the recent signing of the new agreement between Patterson and Schick, Jeffrey T. Slovin, President and Chief Executive Officer of Schick, said, “since its commencement in early 2000, our strategic partnership with Patterson has grown into a very robust and mutually-beneficial relationship. We believe that Schick’s technological know-how and innovation coupled with Patterson’s sales and service capabilities create a unique opportunity for dentists in this digital age. Our new agreement capitalizes on our respective skills and appropriately reflects the way in which the alliance between our two companies has developed so successfully over the past five years. We look forward, with great optimism, to continuing to work with Patterson.”

“We are delighted by the renewal of our agreement with Schick Technologies, a key vendor partner of Patterson Dental,” stated Scott Kabbes, President of Patterson Dental Supply, a subsidiary of Patterson. “The digital products market is one of the fastest growing in dentistry today. We believe that the combined strengths of Patterson and Schick will continue to allow us to provide the best digital products to dentists in the United States and Canada.”

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Patterson Dental

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Webster Veterinary

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Patterson Medical (formerly AbilityOne Corporation)

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets.

The Company’s plans concerning the role to be played and activities to be performed by Patterson, and the beliefs of the Company and of Patterson as to the anticipated results and benefits of the renewed agreement between Schick and Patterson, and other information in this announcement which is not historical constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick’s products and the ability of Schick and Patterson to successfully implement the terms of their agreement, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.

SOURCE: Schick Technologies, Inc.

CONTACT: Kevin McGrath, Cameron Associates, 212-554-5486